EXHIBIT 99.2


REPORT OF INDEPENDENT AUDITORS


To the Shareholders of Dynacare Inc.

We have audited the consolidated statements of financial position of Dynacare Inc. as at December 31, 2001 and 2000, and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in accordance with Canadian generally accepted accounting principles.


/s/ Ernst & Young LLP

Dallas, Texas
March 20, 2002

DYNACARE INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

December 31,
---------------------------------------------------------------------------
(in thousands of U.S. dollars)                  2001                2000
---------------------------------------------------------------------------
ASSETS
Current assets:
Cash and cash equivalents (Note 17)          $   30,002          $   18,099
Accounts receivable (Note 19)                    72,895              62,065
Prepaid expenses                                  3,074               2,654
Inventory                                        11,314               7,692
Deferred income taxes (Note 11)                   5,059               5,956
---------------------------------------------------------------------------
Total current assets                            122,344              96,466
---------------------------------------------------------------------------
Capital assets (Note 3)                          51,722              45,907
Licenses and goodwill (Note 4)                  181,231             166,691
Other assets (Note 5)                            29,028              39,912
---------------------------------------------------------------------------
                                                261,981             252,510
---------------------------------------------------------------------------
                                             $  384,325          $  348,976
===========================================================================
LIABILITIES
Current liabilities:
Bank indebtedness (Note 6)                   $    3,890          $       --
Accounts payable and accrued liabilities         48,701              44,995
Current portion of deferred income
  taxes (Note 11)                                12,799              10,961
Current portion of long-term debt (Note 7)        2,265               5,913
---------------------------------------------------------------------------
Total current liabilities                        67,655              61,869
Long-term debt (Notes 7 and 8)                  201,811             202,287
Deferred income taxes (Note 11)                  22,574              29,569
---------------------------------------------------------------------------
                                                292,040             293,725
---------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Capital stock (Note 9)                          122,855              98,357
Deficit                                         (32,368)            (44,085)
---------------------------------------------------------------------------
                                                 90,487              54,272
Foreign currency translation adjustment           1,798                 979
---------------------------------------------------------------------------
                                                 92,285              55,251
---------------------------------------------------------------------------
                                             $  384,325          $  348,976
===========================================================================
Commitments and contingencies (Notes 14 and 15)

See accompanying notes to consolidated financial statements

Approved on behalf of the Board

(signed) Harvey A. Shapiro                      (signed) William T. Brock
Director                                         Director

                                  F-2

DYNACARE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,
-------------------------------------------------------------------------------
(in thousands of U.S. dollars,
except for share and per share amounts)  2001           2000           1999
-------------------------------------------------------------------------------
                                      C>
Revenues (Note 19)                    $ 402,359       $ 352,919       $ 272,677
-------------------------------------------------------------------------------

General and operating expenses          349,474         304,809         229,633
Depreciation                             12,072          11,368           8,351
Amortization of licenses and goodwill     5,788           5,279           4,707
Severance, relocation and other charges      --           6,750              --
-------------------------------------------------------------------------------
                                        367,334         328,206         242,691
-------------------------------------------------------------------------------
Operating earnings                       35,025          24,713          29,986
Interest expense (Notes 6 and 7)         20,431          22,477          19,457
-------------------------------------------------------------------------------

Earnings before income taxes             14,594           2,236          10,529
Income tax expense (benefit) (Note 11)
  Current                                 3,138           3,044           2,706
  Deferred                                 (261)         (6,833)          2,182
-------------------------------------------------------------------------------
                                          2,877          (3,789)          4,888
-------------------------------------------------------------------------------
Net earnings                          $  11,717       $   6,025       $   5,641
===============================================================================

Earnings Per Share (Note 18)
-------------------------------------------------------------------------------
  Basic                               $    0.68       $     0.48      $    0.47
===============================================================================
  Diluted                             $    0.66       $     0.46      $    0.45
===============================================================================
Weighted average number of
  common shares outstanding-Basic    17,211,138       12,482,368     11,880,914
===============================================================================
Weighted average number of
  common shares outstanding-Diluted  17,885,180       13,143,971     12,464,105
===============================================================================
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF DEFICIT

Years Ended December 31,
- ----------------------------------------------------------------------------
(in thousands of U.S. dollars)        2001             2000             1999
-------------------------------------------------------------------------------
Deficit, beginning of year         $ (44,085)       $ (49,343)       $ (54,984)
Net earnings                          11,717            6,025            5,641
Increase in stated capital (Note 9)       --             (767)              --
- ----------------------------------------------------------------------------
Deficit, end of year               $ (32,368)       $ (44,085)       $ (49,343)
==============================================================================
See accompanying notes to consolidated financial statements

DYNACARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS



Years Ended December 31,
-----------------------------------------------------------------------------
(in thousands of U.S. dollars)              2001         2000          1999
-----------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES
Net earnings                           $  11,717     $   6,025      $   5,641
Adjustments to reconcile net earnings
  to net cash provided by operations:
    Depreciation                          12,072        11,368          8,351
    Amortization of licenses and goodwill  5,788         5,279          4,707
    Deferred income taxes                   (261)       (6,833)         2,182
    Gain on sale of capital assets            --          (110)           (11)
    Severance, relocation and other charges   --         3,021             --
    Change in non-cash working capital,
      net of effect of acquisitions
      (Note 17)                           (6,512)        5,168        (16,106)
-----------------------------------------------------------------------------
                                          22,804        23,918          4,764
-----------------------------------------------------------------------------
CASH FLOW USED IN INVESTING ACTIVITIES

  Acquisition of businesses
   (Notes 2 and 17)                      (17,670)      (39,551)       (21,086)
  Purchase of capital assets (Note 17)   (11,804)      (13,852)       (10,990)
  Proceeds from sale of capital assets        --           132             68
  Increase in other assets                (4,037)       (8,436)        (5,528)
------------------------------------------------------------------------------
                                         (33,511)      (61,707)       (37,536)
------------------------------------------------------------------------------
CASH FLOW PROVIDED BY FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness   3,890        (5,812)        (6,855)
Proceeds from long-term debt               1,577         4,525         71,078
Repayment of long-term debt               (6,054)       (6,354)       (18,090)
Issue of capital stock-net
  proceeds (Note 9)                       24,498        46,433             --
------------------------------------------------------------------------------
                                          23,911        38,792         46,133
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Foreign exchange translation adjustments  (1,301)          769          (1,735)
------------------------------------------------------------------------------

Increase in cash and cash equivalents
  during the year                         11,903         1,772          11,626
Cash and cash equivalents,
  beginning of year                       18,099        16,327           4,701
-------------------------------------------------------------------------------
Cash and cash equivalents,
  end of year                          $  30,002     $  18,099       $  16,327
===============================================================================
See accompanying notes to consolidated financial statements

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars, except for share and per share amounts)

1. Summary of significant policies

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP), which are in all material respects in accordance with United States generally accepted accounting principles and practices prescribed by the United States and Securities Exchange Commission (U.S. GAAP), except as outlined in Note 21.

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual amounts could differ from those estimates.

The significant accounting policies are as follows:

Nature of business

Dynacare Inc. and its subsidiary companies (the Company) provide clinical laboratory services in the United States and Canada.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. The consolidated financial statements also include the Company's proportionate share of the assets, liabilities, revenues and expenses in the following clinical laboratory partnerships in which it is a participant:

                  HH/DL, L.P. (Texas Partnership)

                  DL/ELLIS, L.L.C. (Ellis Partnership)

                  United/Dynacare L.L.C. (United Partnership)

                  DL/UHS Inc. (Tennessee Partnership)

                  Dynacare/WPAHS L.L.C. (Allegheny Partnership)

                  Dynacare-Gamma Laboratory Partnership (Ontario Partnership)

                  Dynacare Kasper Medical Laboratories (Alberta Partnership)



The proportionate consolidation method of accounting is used when contractual arrangements exist which allow for joint control over the strategic operating, investing and financing activities of the entity.

On October 31, 2001, the Company purchased the remaining 50% partnership interest in the Texas Partnership from its partner Memorial Health Ventures. Accordingly, subsequent to October 31, 2001, the Company consolidated 100% of the assets, liabilities, revenues and expenses of the Texas Partnership.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash equivalents

Cash equivalents consist of short-term investments, which have remaining maturities of three months or less from the date of purchase, and are carried at cost which approximates market.

Revenue recognition

Revenues are recognized on the accrual basis at the time services are provided, which for clinical laboratories approximate the time test results are reported. Revenues are stated net of all contractual allowances and discounts.

Depreciation

Capital assets are stated at cost. Depreciation is provided on the declining-balance basis at the annual rates set out below:
         Buildings............................................5%
         Medical equipment...................................20%
         Furniture and fixtures..............................20%
         Computer equipment..................................30%
         Motor vehicles......................................30%

Leasehold improvements are amortized on the straight-line basis over the term of the lease, plus one renewal option.

Inventory

Inventory is stated at the lower of cost determined on a first-in, first-out basis, and replacement cost.

Licenses and goodwill

Licenses and goodwill, which arise on acquisitions, are recorded at cost and are amortized on the straight-line basis primarily over 40 years. The amortization policy has been adopted after consideration of various factors including the essential nature and continuing demand for laboratory services, barriers to entry, the perpetual nature of licenses, and a significant market share created in a number of the markets in which the Company operates. Laboratory licenses are required to operate clinical laboratories and to receive reimbursement in Ontario. Although new licenses are rarely issued, existing licenses of the Company and its competitors have been routinely renewed on an annual basis, provided the laboratory adheres to certain regulations. The Company complies with the applicable regulations, has never had a license renewal denied and as such believes it is unlikely that these licenses will be revoked. The Company reviews the valuation and amortization of licenses and goodwill on a regular basis, taking into consideration any events or circumstances that might have impaired the carrying value. The amount of impairment, if any, is measured based on undiscounted projected cash flow compared to the carrying value.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation

a) Reporting Currency

Effective July 1, 2000, the Company adopted the U.S. dollar as its reporting currency as more than 50% of the Company's revenues are generated in the United States, coupled with the Company's continued growth in the United States. Prior to July 1, 2000, the Company's consolidated financial statements were presented in Canadian dollars. The consolidated financial statements and notes for all periods prior to June 30, 2000, have been restated in U.S. dollars in accordance with Canadian generally accepted accounting principles using the July 1, 2000, exchange rate of Cdn$1.48 per U.S.$1.00. The functional currencies of each of the Company's operations in the United States and Canada are unchanged.

The assets and liabilities of the Company's operations having a functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rate in effect at the year-end, and revenues and expenses are translated at the average rate during the year. The average and year-end U.S. to Canadian dollar exchange rate was $1.55 and $1.59 (2000 - $1.50 and $1.50), respectively. Exchange gains or losses on translation of the Company's net investment in these operations are included in the foreign currency translation adjustment component of shareholders' equity.

The exchange gains or losses accumulated in the foreign currency translation adjustment component of shareholders' equity are not included in operations until realized through a reduction in the Company's net investment in such operations.

b) Foreign Exchange Transactions

Foreign exchange translation adjustments arising from long-term debt repayable in a currency different than an operation's functional currency are deferred over the remaining term of the debt or, if the long-term debt is designated as a hedge of the net investment in self-sustaining foreign operations, exchange translation adjustments are included in the foreign currency translation adjustment component of shareholders' equity.

Income taxes

The Company follows the liability method of tax allocation. Under this method, deferred tax assets and liabilities are recognized based on the temporary differences between the accounting and tax bases of assets and liabilities. The calculation of deferred tax assets and liabilities is based on substantially enacted tax rates and laws that will be in effect when the temporary differences are expected to reverse (Note 11).

Financial instruments

The Company does not hold or issue financial instruments for trading purposes. Amounts receivable or payable under currency swaps, utilized as hedges, are included in the statement of financial position as either long-term assets or long-term liabilities. Foreign exchange gains or losses on the related hedged assets or liabilities are included in the carrying amount of such assets and liabilities, and are matched against the related gains and losses on the currency swaps.

Costs for purchased interest rate swap agreements are amortized to interest expense over the term of the swaps. Unamortized costs are included in other assets in the statement of financial position. Payments and receipts under interest rate swap contracts are recognized as adjustments to interest expense.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings per share

Earnings per share are calculated on net earnings using the weighted average number of shares outstanding. Fully diluted earnings per share are calculated on the weighted average number of shares outstanding during the year assuming all the dilutive stock options had been exercised into common shares of the Company at the beginning of the year, or date of issuance, if later.

The treasury stock method is used in recognizing the use of proceeds that could be obtained upon exercise of stock options in computing fully diluted earnings per share. The treasury stock method assumes that the proceeds received by the Company upon the exercise of stock options would be used to purchase common shares outstanding at the average market price during the year.

Stock-based compensation plans

The Company has two stock-based compensation plans, which are described in Note
9. No compensation expense is recognized for these plans when stock options are issued to employees or directors. Any consideration paid by employees on exercise of stock options is credited to share capital.

2. Acquisitions

The Company has acquired clinical laboratories and has accounted for these acquisitions using the purchase method.

The purchase price has been allocated as follows:

December 31,
- ----------------------------------------------------------------------------
(in thousands of U.S. dollars)                          2001              2000
------------------------------------------------------------------------------
Capital and other assets                      $          300    $        4,705
Goodwill                                              17,870            36,172
------------------------------------------------------------------------------
Net assets                                    $       18,170    $       40,877
==============================================================================
Purchase consideration:
Cash                                          $       11,580    $       38,497
Promissory notes payable                               2,077             1,326
Short-term liabilities                                 4,513             1,054
------------------------------------------------------------------------------
                                              $       18,170    $       40,877
==============================================================================

On October 31, 2001, the Company purchased the remaining 50% partnership interest in the Texas Partnership from its partner Memorial Health Ventures for a purchase price of $7.2 million. The purchase price consideration included cash of $2.0 million, promissory notes payable of $1.0 million and an assumption of net short-term liabilities of $4.2 million. The goodwill arising on the acquisition of $7.2 million is not subject to amortization. This accounting treatment is in accordance with the Canadian Institute of Chartered Accountants Handbook Section, Goodwill and other Intangible Assets - 3062 (CICA
- 3062), which states that acquisitions of goodwill and intangible assets made after June 30, 2001 and deemed to have an indefinite life, will no longer be amortized but will be subject to annual impairment tests. All other goodwill and other intangible assets acquired prior to or as of June 30, 2001, continued to be amortized during the year ended December 31, 2001. Beginning on January 1, 2002, all goodwill and other intangible assets deemed to have an indefinite life will no longer be amortized but will be subject to annual impairment tests.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2001, the Company through two of its partnerships in the United States, purchased the laboratory assets and operations of two laboratories located in Texas and Illinois for a purchase price of $2.3 million. The purchase price consideration included cash of $1.2 million, short-term liabilities of $0.1 million and a promissory note payable of $1.0 million. The goodwill arising on these acquisitions of $2.3 million is being amortized over terms ranging from 3 to 30 years. Additionally, in July 2001, the Company through a joint venture in the United States purchased the laboratory assets and operations of another laboratory in Illinois. The purchase price consideration was cash of $0.4 million. The goodwill arising on the acquisition of $0.4 million is being amortized over 15 years.

On March 1, 2001, the Company purchased the laboratory assets and operations of Medical Arts Laboratory located in Oklahoma for a purchase price of $7.7 million. The purchase price consideration included cash of $7.5 million and short-term liabilities of $0.2 million. The goodwill arising on the acquisition of $7.5 million is being amortized over 40 years.

In March 2000, the Company acquired the outstanding common shares of a clinical laboratory located in Alabama for a purchase price of $23.8 million. The purchase price consideration included cash of $22.0 million, long-term debt of $1.2 million and short-term liabilities of $0.6 million. The goodwill arising on the acquisition of $20.9 million is being amortized over 40 years.

In addition, during 2000 the Company purchased the assets and operations of five clinical laboratory operations located in the United States for a purchase price of $14.7 million. The purchase price consideration included cash of $14.1 million, promissory notes payable of $0.1 million and short-term liabilities of $0.5 million. The goodwill arising on these acquisitions of $14.3 million is being amortized over periods ranging from 15 to 40 years. Also during 2000, the Company entered into a partnership with a hospital located in Pennsylvania. The Company's capital contribution to the partnership was cash of $2.4 million. The goodwill arising on the partnership formation of $1.0 million is being amortized over 30 years.

Results of operations of the above acquisitions have been included in the statement of operations from the respective dates of acquisition.

On October 1, 2000, the Company sold its direct ownership interests of certain of its operations located in Texas to the Texas Partnership for proceeds of $17.6 million which represented the value of the Company's investment in these operations. The purchase price for these acquisitions was financed by the Company and in return the Company received preferred partnership units on which it was entitled to earn a 20% return. The preferential partnership units had proposed terms of repayment of three years or more subject to certain provisions in the capital contribution agreement. Immediately following the Company's purchase of the remaining 50% partnership interest in the Texas Partnership, the Company's preferred partnership units, including the accrued investment income on these units, were converted into capital units of the partnership.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. CAPITAL ASSETS


December 31,
-----------------------------------------------------------------------------
(in thousands of U.S. dollars)                     2001               2000
-----------------------------------------------------------------------------
Land                                            $  3,493           $  3,665
Buildings                                          8,783              9,123
Medical equipment                                 19,867             15,491
Leasehold improvements                            14,206             10,964
Furniture and fixtures                             5,038              4,046
Computer equipment                                38,053             30,102
Vehicles                                           1,098                692
-----------------------------------------------------------------------------
                                                  90,538             74,083
Accumulated depreciation                         (38,816)           (28,176)
-----------------------------------------------------------------------------
                                                $ 51,722           $ 45,907
=============================================================================

4. LICENSES AND GOODWILL

December 31,
------------------------------------------------------------------------------
(in thousands of U.S. dollars)                      2001               2000
-------------------------------------------------------------------------------
Licenses                                        $ 149,038          $ 157,820
Goodwill                                          156,915            133,794
-------------------------------------------------------------------------------
                                                  305,953            291,614
Accumulated amortization and impairment (1)      (124,722)          (124,923)
-------------------------------------------------------------------------------
                                                $ 181,231          $ 166,691
===============================================================================

(1) During 1997, the Company completed a major review of its laboratory operations and as a result of certain adverse changes in the clinical laboratory industry and its businesses, an impairment charge of $79.4 million was recorded.

5. Other assets

December 31,
-------------------------------------------------------------------------------
(in thousands of U.S. dollars)                      2001               2000
-------------------------------------------------------------------------------
Investments and property held for sale           $   6,773          $  19,305
Currency swap receivable                            12,373              7,312
Amounts receivable                                   3,374              4,422
Deferred financing costs (1)                         6,508              8,873
-------------------------------------------------------------------------------
                                                 $  29,028          $  39,912
===============================================================================

(1) Net of accumulated amortization of $7.5 million at December 31, 2001 (2000 - $6.0 million).

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. BANK INDEBTEDNESS

The Company has a $35.0 million revolving credit facility for working capital purposes in the United States which can be drawn to a maximum amount of the lesser of i) $35.0 million or ii) 80% of all eligible receivables plus 50% of eligible inventory. The Company has pledged the accounts receivable and inventory of the Company's U.S. wholly owned subsidiaries as collateral for this facility. This facility matures on September 12, 2002, and bears interest at a fluctuating rate per annum as follows: i) prime rate loans, at U.S. prime plus the applicable margin in effect and ii) Euro loans, at adjusted Euro rate plus the applicable Euro margin.

In Canada, the Company has revolving credit facilities for working capital purposes totaling approximately Cdn$23.3 million ($14.6 million). Collateral for these operating facilities consists of an assignment of certain accounts receivable and inventory. Interest on these credit facilities varies between Canadian prime rate and prime plus 2%.

For the year ended December 31, 2001, interest on the Company's operating loans amounted to $0.3 million (2000 - $1.6 million, 1999 - $0.6 million).

7. LONG-TERM DEBT


December 31,
-------------------------------------------------------------------------------
(in thousands of U.S. dollars)                       2001          2000
-------------------------------------------------------------------------------
$195 million (2000--$195 million) senior
  unsecured notes payable, interest at
  10.75% maturing in 2006 and other long-term
  debt with interest ranging from
  0% to 10.1% maturing through 2006               $ 204,076      $ 208,200
Less: current portion                                (2,265)        (5,913)
-------------------------------------------------------------------------------
                                                  $ 201,811      $ 202,287
===============================================================================


The senior unsecured notes are redeemable in whole or in part at the option of the Company on or after January 15, 2001, at a premium redemption price of 105.375% decreasing to par on January 15, 2004 and thereafter. The indenture governing the senior unsecured notes contains certain restrictions including restrictions on the payment of dividends and the incurrence of additional indebtedness.

At December 31, 2001, long-term debt includes Canadian denominated debt Totaling Cdn$6.0 million ($3.7 million) (2000 - Cdn$6.8 million ($4.5 million)).

For the year ended December 31, 2001, interest on long-term debt amounted to $20.1 million (2000 - $21.2 million, 1999 - $20.2 million). For the year ended December 31, 2001, the average interest rate on bank indebtedness and long-term debt including the effect of the interest rate swaps was 9.8% (2000 - 10.3%, 1999 - 10.4%).

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The long-term debt at December 31, 2001, is repayable as follows:

(in thousands of U.S. dollars)
-------------------------------------------------------------------------------
2002                                                                 $  2,265
2003                                                                    2,723
2004                                                                    1,819
2005                                                                      425
2006                                                                  195,160
Thereafter                                                              1,684
-------------------------------------------------------------------------------
                                                                     $204,076
===============================================================================

8. FINANCIAL INSTRUMENTS

The Company does not hold or issue financial instruments for trading purposes. A limited number of financial instruments are used to manage well-defined risks associated with fluctuations in foreign currencies and to manage interest costs. The Company's currency swap agreement effectively converts a portion of its U.S. dollar denominated borrowings to Canadian dollars to match the Company's Canadian dollar denominated assets and cash flows.

Under interest rate swaps, the Company agrees with its counterparty to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed upon notional principal amount. The amounts exchanged are based on the notional amounts, however, the notional amounts do not represent the Company's exposure to credit or market loss. The net effect of the swaps is to convert certain fixed rate liabilities which mature in 2006 to fixed and variable rate liabilities.

The counterparty to the financial instruments is an international financial institution. The Company has not obtained collateral or other security to support the financial instruments. Although the Company is potentially exposed to credit loss, it does not anticipate nonperformance by the counterparty given its high credit rating.

On January 24, 1996, the Company entered into a currency and interest rate swap agreement, with a ten-year term to January 15, 2006, whereby $85.0 million of long-term debt was swapped into $116.5 million Canadian dollar denominated debt.

On February 29, 2000, Dynacare Inc. entered into cross currency and interest rate swap agreements due January 15, 2006, whereby Dynacare Inc. has swapped $85.5 million Canadian dollar denominated receivables due from certain of its subsidiaries for $58.9 million. These same subsidiaries have swapped in aggregate $85.5 million Canadian dollar denominated debt due to Dynacare Inc. into $58.9 million.

As at December 31, 2001, the Company has entered into a number of interest rate swaps. The net effect is to convert fixed rate debt, which mature in 2006 to fixed and variable rate debt with maturity terms ranging from three months to four years with a weighted average interest rate of 9.8% (2000 - 11.0%). At maturity, both fixed and variable rate swaps are automatically renewable at the option of the Company.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The only financial instrument that potentially subjects the Company to concentrations of credit risk is accounts receivable. However, this credit risk is reduced as a significant amount of accounts receivable are from hospitals under long-term contracts in the United States and government agencies in Canada. The Company does not foresee a credit risk associated with receivables from hospitals in the United States and government agencies in Canada. The Company believes that the allowance for doubtful accounts is adequate to provide for normal credit losses with respect to its remaining accounts receivable.

The carrying amount of cash and cash equivalents, accounts receivable, other amounts receivable, bank indebtedness, and accounts payable and accrued liabilities are considered to be representative of their respective fair values.

The fair value of the borrowed funds is determined by recent market quotations and by discounting the future contractual cash flows under current financing arrangements, at discount rates which represent borrowing rates presently available to the Company for loans with similar terms and remaining maturity, less costs of settlement.

The fair value of interest rate and currency swaps is based on quoted market prices from financial institutions for similar financial instruments.

At December 31, 2001, the estimated fair value for the long-term debt is $211.3 million (2000 - $197.1 million). The estimated fair value of favorable currency and interest rate swaps at December 31, 2001, is $27.5 million (2000 - $12.6 million) and the estimated fair value of unfavorable currency and interest rate swaps is $9.3 million (2000 - $5.3 million).


9. CAPITAL STOCK

The Company's share capital is comprised as follows:
December 31,
-------------------------------------------------------------------------------
(in thousands of U.S. dollars)                         2001            2000
-------------------------------------------------------------------------------
Authorized
Unlimited number of common shares
  Issued and outstanding common shares:
  Common shares (2001- 19,278,977;
   2000 - 16,883,914)                               $122,855         $ 98,357
-------------------------------------------------------------------------------
                                                    $122,855         $ 98,357
===============================================================================


On November 16, 2001, the Company completed a public offering of its common shares. The Company issued 2,300,000 common shares for total proceeds of $25.3 million (before after tax costs of $1.4 million). In addition, as part of the equity offering principal shareholders of the Company sold 2,300,000 common shares for gross proceeds of $25.3 million.

On November 22, 2000, the Company completed an initial public offering of its common shares. The Company issued 5,003,000 of common shares for total proceeds of $50.0 million (before after tax costs of $3.6 million).

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon the closing of the Company's initial public offering of its common shares, the Company converted all of its outstanding classes of common shares (including common shares issuable upon exercise of the Company's stock options) into a single class of common shares on a one-for-one basis and completed a 0.6927-for-1 reverse stock split of all its outstanding common shares
(including common shares issuable upon exercise of the Company's stock options). As a result of the conversion and reverse stock split, 8,636,790
Class B common shares and 8,514,811 Class C common shares were exchanged into 11,880,914 common shares of the Company. All prior years capital stock and stock option information presented has been adjusted for the Company's special and common share conversion and reverse stock split.

On September 28, 2000, all of the Company's outstanding special shares were converted into Class B common shares and Class C common shares at a rate of
1.5504 Class B or C common shares for each special share. Additionally, on September 28, 2000, the Company by the way of a Board of Directors resolution increased its stated capital by $0.8 million on 666,720 Class B common shares.

Under executive and employee stock option plans, the Company may grant stock options to its executives and employees for up to 2,909,340 common shares.

A summary of the status of the Company's stock option plans for common shares is presented below:


(i) Stock options for common shares - Executive Stock Option Plan
December 31,
------------------------------------------------------------------------------------------------------------------
                                                      2001                     2000                     1999
-------------------------------------------------------------------------------------------------------------------
                                                       Weighted-               Weighted-                 Weighted-
                                                        average                 average                   average
                                            Stock       exercise     Stock      exercise     Stock       exercise
                                           options       price      options      price      options        price
-------------------------------------------------------------------------------------------------------------------
Outstanding at
  beginning of year                         1,454,669 Cdn  $  9.38  1,454,669 Cdn  $  9.38  1,420,034  Cdn  $   9.31
Granted                                             -            -          -            -     34,635  Cdn  $  12.27
Exercised                                           -            -          -            -          -              -
Cancelled                                           -            -          -            -          -              -
--------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                  1,454,669 Cdn  $  9.38  1,454,669 Cdn  $  9.38  1,454,699  Cdn  $   9.38
=====================================================================================================================


--------------------------------------------------------------------------------------------------------------------
Stock options exercisable at year-end       1,454,699 Cdn  $  9.38  1,454,669 Cdn  $  9.38    581,868  Cdn  $   9.38
--------------------------------------------------------------------------------------------------------------------

Weighted-average fair value of stock
  options granted during the year                          $   Nil                 $   Nil             Cdn  $   2.01
---------------------------------------------------------------------------------------------------------------------


The contractual remaining life of the stock options outstanding at December 31, 2001, is approximately five years.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(ii) Stock options for common shares - Employee Stock Option Plan



December 31,
---------------------------------------------------------------------------------------------------------------------
                                           2001                         2000                         1999
---------------------------------------------------------------------------------------------------------------------
                                                Weighted-                    Weighted-                    Weighted-
                                                 average                      average                      average
                                   Stock        exercise        Stock        exercise        Stock        exercise
                                  options         price        options         price        options         price
---------------------------------------------------------------------------------------------------------------------
Outstanding at
   beginning of year                306,507   Cdn  $  11.02      393,107   Cdn $   10.91      304,788   Cdn $    9.31
Granted                             631,400        $   9.89           -                -      102,173   Cdn $   15.49
Exercised                           (95,063)  Cdn  $   9.48           -                -           -                -
Cancelled                           (90,325)  Cdn  $  13.92      (86,600)  Cdn $   10.55      (13,854)  Cdn $    9.31
- -------------------------------------------------------------------------------------------------------------------
Outstanding at end of year          752,519         (1)          306,507   Cdn $   11.02      393,107   Cdn $   10.91
======================================================================================================================

- -------------------------------------------------------------------------------------------------------------------
Stock options exercisable at
year-end                             89,880         (1)          145,114   Cdn $   10.18       81,739   Cdn $    9.31
- -------------------------------------------------------------------------------------------------------------------

Weighted-average fair value of stock
  options granted during the year                  $   9.89                    $     Nil                Cdn $    2.53
======================================================================================================================


(1) Employee stock options outstanding and stock options exercisable as of December 31, 2001 have a weighted average exercise price of $9.34 (Cdn$14.47) and $7.14 (Cdn$11.06), respectively.

The contractual remaining life of the stock options outstanding at December 31, 2001 is approximately four years for 118,973 stock options and approximately six years for the balance of 633,546 stock options. The stock options vest as to 20% each year on the anniversary date of the stock option grant.

10.  SEVERANCE, RELOCATION AND OTHER CHARGES

Upon the completion of the Company's initial public offering of its common shares in November 2000, the Company recorded severance, relocation and other charges of $6.7 million. These charges are as follows:

Severance, lease termination and other costs of $1.9 million related to the relocation of the Company's corporate offices from Toronto, Canada to Dallas, Texas. As at December 31, 2001, and December 31, 2000, $1.4 million and $0.3 million, respectively, of these costs were paid;

Termination costs of $0.8 million to terminate an employment contract with a senior executive officer. As at December 31, 2000, $0.8 million of these costs were paid;

Amounts paid of approximately $2.1 million to certain of the Company's senior executives to enable them to repay in full outstanding loans made to them by the Company and associated taxes which became due as a result. As at December 31, 2000, $2.1 million of these costs were paid; and

Other non-cash restructuring charges of $1.9 million, which primarily includes termination of a services contract.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Severance, relocation and other charges of $0.2 million no longer considered payable have been reflected in the Company's statement of operations for the year ended December 31, 2001.

11.  INCOME TAXES

a) Deferred income tax expense for the year ended December 31, 2001 was reduced by $3.0 million due to enacted tax rate reductions of 6% announced by the Ontario provincial government on May 9, 2001. The tax rate reduction will be phased in over the period of 2002 to 2005.

Deferred income tax expense for the year ended December 31, 2000 was reduced by $6.1 million due to enacted tax rate reductions announced by the Canadian federal and provincial governments in 2000. These tax rate reductions are being phased in over the period of 2001 to 2005.

The income tax expense (benefit) for the years ended December 31, 2001, 2000 and 1999 reflect a $1.2 million, $2.5 million and $0.9 million, respectively, reduction in the Company's valuation allowance thereby recognizing the benefit of certain deferred tax assets. It is the Company's expectation that under its current business strategy it will generate sufficient taxable income to fully realize these tax benefits.

b) The provision for income taxes differs from the amount computed by applying the Canadian corporate tax rates to income before income taxes. The reason for this difference is as follows:




Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------
(in millions of U.S. dollars)                                                2001            2000            1999
- ------------------------------------------------------------------------------------------------------------------
Canadian corporate income tax rate                                          42.12%           43.95%           44.62%
- ------------------------------------------------------------------------------------------------------------------
Provision for income taxes based on corporate income tax rate       $         6.2   $         1.0   $         4.7
Increase (decrease) in taxes resulting from:
Non-deductible licenses and goodwill amortization                             0.2             0.2               -
Non-deductible expenses                                                       0.2             0.5             0.2
Loss (income) from U.S. sources taxed at lower tax rates                     (1.6)            0.7            (0.2)
Minimum corporate tax (not calculated on the basis of income)                 0.6             0.5             0.4
Reduction in valuation allowance                                             (1.2)           (2.5)           (0.9)
Substantively enacted tax rate reductions                                    (3.0)           (6.1)              -
U.S. state income taxes, net of  U.S. federal benefit                         1.3             1.5             0.7
Other income tax items                                                        0.2             0.4               -
- ------------------------------------------------------------------------------------------------------------------
Provision for income tax expense (benefit) as recorded              $         2.9   $       (3.8)   $         4.9
=====================================================================================================================

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c) The principal items giving rise to the deferred portion of income tax expense (benefit) are as follows:



Years Ended December 31,
- --------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                               2001           2000           1999
- --------------------------------------------------------------------------------------------------------------
Net operating loss carryforwards                                    $       1,057 $       (4,016  $      (5,472)
Deferred deductions                                                         2,103         (3,146)        (2,179)
Deferred financing and restricted interest
  carryforwards                                                               452          2,725            741
Deferred earnings                                                          (1,835)         2,144          9,175
Licenses and goodwill                                                         328          1,058            134
Capital and other assets                                                    1,812          2,955            698
Substantively enacted tax rate reductions                                  (3,000)        (6,089)             -
- --------------------------------------------------------------------------------------------------------------
                                                                              917         (4,369)         3,097
Reduction in valuation allowance                                           (1,178)        (2,464)          (915)
- --------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                        $        (261)$       (6,833) $       2,182
================================================================================================================

d) The geographical components of earnings (loss) before income taxes are summarized below:

Years Ended December 31,
- --------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                               2001           2000          1999
- --------------------------------------------------------------------------------------------------------------

United States                                                       $      (1,052)$       (5,851)$       3,718
Canada                                                                     15,646          8,087         6,811
- --------------------------------------------------------------------------------------------------------------
                                                                    $      14,594 $        2,236 $      10,529
=================================================================================================================


e) The provision for income tax expense (benefit) is summarized as follows:

Years Ended December 31,
- ---------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                               2001          2000           1999
- ---------------------------------------------------------------------------------------------------------------
Current:
United States                                                       $       2,648 $       2,658  $       1,497
Canada                                                                        490           386          1,209
- ---------------------------------------------------------------------------------------------------------------
                                                                            3,138         3,044          2,706
- ---------------------------------------------------------------------------------------------------------------
Deferred:
United States                                                              (1,236)       (4,890)          (299)
Canada                                                                        975        (1,943)         2,481
- ---------------------------------------------------------------------------------------------------------------
                                                                             (261)       (6,833)         2,182
- ---------------------------------------------------------------------------------------------------------------
                                                                    $       2,877 $      (3,789) $       4,888
==================================================================================================================


DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


f) The Company's deferred tax assets and liabilities are as follows:


December 31,
- -------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                                2001          2000         1999
- -------------------------------------------------------------------------------------------------------------
Current deferred tax assets:
Net operating loss carryforwards                                     $       7,931 $      11,427 $     13,417
Deferred deductions                                                          5,507         7,913        4,035
- -------------------------------------------------------------------------------------------------------------
                                                                            13,438        19,340       17,452
- -------------------------------------------------------------------------------------------------------------
Non-current deferred tax assets:
Net operating loss carryforwards                                             9,481         7,678        1,852
Unrealized foreign exchange losses                                           1,053           496            -
Deferred financing and restricted interest
  carryforwards                                                              1,358         1,555        1,989
- -------------------------------------------------------------------------------------------------------------
                                                                            11,892         9,729        3,841
- -------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                   25,330        29,069       21,293

Valuation allowance for deferred tax assets                                      -        (1,178)      (3,642)
- -------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                              $      25,330 $      27,891 $     17,651
===============================================================================================================

Current deferred tax liability:
Deferred earnings                                                    $      21,178 $      24,345 $     22,480
- -------------------------------------------------------------------------------------------------------------

Non-current deferred tax liabilities:
Licenses and goodwill                                                       25,487        29,691       35,120
Capital and other assets                                                     8,979         8,429        5,300
- -------------------------------------------------------------------------------------------------------------
                                                                            34,466        38,120       40,420
- -------------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                       $      55,644 $      62,465 $     62,900
===============================================================================================================

Net current deferred tax liabilities                                 $       7,740 $       5,005 $      5,028
Net non-current deferred tax liabilities                                    22,574        29,569       40,221
- -------------------------------------------------------------------------------------------------------------
Total net deferred tax liabilities                                   $      30,314 $      34,574 $     45,249
===============================================================================================================


g) At December 31, 2001, the Company had net operating losses available for carryforward in the amount of $20.8 million and $27.0 million in the United States and Canada, respectively (2000 - $9.1 million and $35.6 million) to offset against taxable income in future years. These losses expire periodically to 2008 and 2021 for Canada and the United States, respectively.

12. PENSION PLAN

The Company participates in a defined contribution 401(k) plan, which covers all United States employees meeting certain eligibility requirements. The Company matches employee contributions to the 401(k) plan at a rate of up to a 100% of the first 2% of the employee's salary, subject to the Internal Revenue Service annual contribution limits. In addition, the Company contributes an employer profit sharing amount of 1% of the employee's salary as defined by the plan. For the years ended December 31, 2001, 2000 and 1999, the Company's expense related to the 401(k) plan totaled $2.2 million, $1.8 million and $1.2 million, respectively.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, the Company participates in various group retirement savings plans in Canada. Generally, the Company matches employee contributions to these plans at a rate of up to 3% of the employee's salary. The Company's expense related to these plans for the years ended December 31, 2001, 2000 and 1999 totaled $0.6 million, $0.5 million and $0.3 million, respectively.

13. RELATED PARTY TRANSACTIONS

For the years ended December 31, 2001, 2000 and 1999 consulting fees charged to the Company by shareholders were $Nil, $0.6 million and $0.7 million, respectively. These arrangements were terminated upon completion of the Company's initial public offering in 2000.

14. COMMITMENTS

The Company is committed under existing operating leases at December 31, 2001, to the following payments:

(in thousands of U.S. dollars)
- ---------------------------------------------------------------------------
2002                                                        $       14,329
2003                                                        $       11,436
2004                                                        $        8,899
2005                                                        $        7,415
2006                                                        $        5,721
Thereafter                                                  $       35,052

15. CONTINGENCIES

In January 2002, one of the Company's partnerships entered into a new lease, which may result in the early termination of its existing lease. An estimate of the lease termination cost, if any, is not currently determinable.

In 1995, the Company sold its retirement homes division. On the sale of one of the retirement homes, the purchaser assumed two mortgages with a total balance of $11.7 million at December 31, 2001, (2000 - $12.3 million). The Company has not been formally discharged from the mortgages, however, the Company has been indemnified by the purchaser and does not expect non-performance. The mortgages bear interest at 10.0% per annum and are repayable in 2003 and 2004.

The Company is contingently liable with respect to litigation and claims which arise from time to time. Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable. It is reasonably possible that the final resolution of some of these matters may require the Company to make expenditures in excess of estimates, over an extended period of time and in a range of amounts that cannot be reasonably estimated at this time. However, in the opinion of management, any liabilities that may arise from these contingencies would not have a material adverse affect on the financial position and results of operations of the Company.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. SEGMENTED INFORMATION

Management has determined that the Company operates in two geographic segments, the provision of clinical laboratory services in the United States and Canada.


As at and for the year ended December 31,
- ---------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                                                             2001
- ---------------------------------------------------------------------------------------------------------------
                                                                                U.S.        Canada         Total
- ---------------------------------------------------------------------------------------------------------------
Revenues                                                              $      297,334  $     105,025 $     402,359
Net earnings (loss)                                                   $       (2,464) $      14,181 $      11,717
- ---------------------------------------------------------------------------------------------------------------
Total assets                                                          $      230,162  $     154,163 $     384,325
Capital assets and licenses and goodwill                              $      145,332  $      87,621 $     232,953
Purchase of capital assets - net                                      $       10,255  $       2,118 $      12,373
- ---------------------------------------------------------------------------------------------------------------
Laboratory revenue by payor type:
  Canadian government agencies                                        $            -  $      94,293 $      94,293
  Long-term hospital contracts                                        $       57,180  $           - $      57,180
  Community (non-hospital) and other                                  $      240,154  $      10,732 $     250,886
-----------------------------------------------------------------------------------------------------------------


As at and for the years ended December 31,
- ----------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                      2000                                    1999
- -----------------------------------------------------------------------------------------------------------------
                                        U.S.          Canada        Total         U.S.        Canada        Total
- -----------------------------------------------------------------------------------------------------------------
Revenues                         $     250,747  $     102,172 $     352,919$     173,566 $      99,111 $    272,677
Net earnings (loss)              $      (3,619) $       9,644 $       6,025$       2,519 $       3,122 $      5,641
- ------------------------------------------------------------------------------------------------------------------
Total assets                     $     214,476  $     134,500 $     348,976$     133,287 $     155,232 $    288,519
Capital assets and licenses
   and goodwill                  $     117,541  $      95,057 $     212,598$      75,448 $      98,522 $    173,970
Purchase of capital
   assets - net                  $      12,302  $       2,463 $      14,765$       8,667 $       2,323 $     10,990
- ------------------------------------------------------------------------------------------------------------------
Laboratory revenue by payor type:
  Canadian government agencies   $           - $      90,405 $      90,405$           - $      87,645 $     87,645
  Long-term hospital contracts   $      52,232 $       1,863 $      54,095$      49,056 $       2,129 $     51,185
  Community (non-hospital) and
    other                        $     198,515 $       9,904 $     208,419$     124,510 $       9,337 $    133,847
- ------------------------------------------------------------------------------------------------------------------

17. Consolidated statements of cash flows

Supplementary disclosure required for the Company's consolidated statements of cash flows is as follows:

Income taxes paid

For the year ended December 31, 2001, income taxes paid by the Company were $4.8 million (2000 - $4.2 million, 1999 - $3.2 million).

Interest payments

For the year ended December 31, 2001, interest paid by the Company was $21.9 million (2000 - $18.8 million, 1999 - $18.5 million).

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Combinations

The Company's total purchase price consideration for acquisitions made in 2001, 2000, and 1999 was $18.2 million, $40.9 million and $27.3 million, respectively. The Company did not acquire cash in any of its acquisitions. The total purchase price consideration was comprised of cash paid of $11.6 million (2000 - $38.5 million, 1999 - $20.8 million), promissory notes payable of $2.1 million (2000 - $1.3 million, 1999 - $6.2 million), and the assumption of short-term liabilities of $4.5 million (2000 - $1.1 million, 1999 - $0.3 million).

Capital assets

For the year ended December 31, 2001, capital assets were acquired at an aggregate cost of $12.4 million (2000 - $14.8 million, 1999 - $11.0 million) of which $0.6 million (2000 - $0.9 million, 1999 - $Nil) were financed by means of capital leases.

Cash and cash equivalents


December 31,
- ------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                             2001             2000             1999
- ------------------------------------------------------------------------------------------------------------------
Cash                                                              $      13,146   $        7,850   $        2,057
Short-term investments with initial maturities of three
  months or less at acquisition                                          16,856           10,249           14,270
- ------------------------------------------------------------------------------------------------------------------
                                                                  $      30,002   $       18,099   $       16,327
====================================================================================================================


Change in non-cash working capital

Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                             2001             2000             1999
- ------------------------------------------------------------------------------------------------------------------
Accounts receivable                                               $      (4,178)  $       (1,395)  $      (21,876)
Prepaid expenses                                                           (339)           2,897              (21)
Inventory                                                                (2,729)             273           (2,042)
Accounts payable and accrued liabilities                                    734            3,393            7,833
- ------------------------------------------------------------------------------------------------------------------
                                                                  $      (6,512)  $        5,168   $      (16,106)
====================================================================================================================

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Earnings per share

Earnings per share data was computed as follows:


Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars,
except for share and per share amounts)                                          2001           2000           1999
- ------------------------------------------------------------------------------------------------------------------
Basic earnings per share
Net earnings                                                           $       11,717 $        6,025 $        5,641
- ------------------------------------------------------------------------------------------------------------------
  Weighted average number of common shares outstanding
    during the year                                                        17,211,138     12,482,368     11,880,914
- ------------------------------------------------------------------------------------------------------------------

Basic earnings per share                                               $         0.68 $         0.48 $         0.47
====================================================================================================================
Diluted earnings per share
Net earnings                                                           $       11,717 $        6,025 $        5,641
- ------------------------------------------------------------------------------------------------------------------
  Weighted average number of common shares outstanding
    during the year                                                        17,211,138     12,482,368     11,880,914
  Stock options                                                               674,042        661,603        583,191
- ------------------------------------------------------------------------------------------------------------------
                                                                           17,885,180     13,143,971     12,464,105
- ------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                             $         0.66 $         0.46  $        0.45
====================================================================================================================


19. MAJOR CUSTOMERS

The Company's laboratories in Canada are subject to certain regulatory controls issued by the Ontario Ministry of Health and Long-Term Care and the Ministry of Health and Wellness, Province of Alberta. Revenues received from government agencies approximates 23% of total revenues for the year ended December 31, 2001 (26% in 2000). As at December 31, 2001 and 2000 approximately 16% and 17%, respectively, of accounts receivable were due from these government agencies.

In the United States, the Company earns a portion of its revenues from U.S. government agencies (Medicare/Medicaid). These revenues constituted approximately 14% of total revenues for the year ended December 31, 2001 (13% in 2000). As at December 31, 2001 and 2000 approximately 21% and 18%, respectively, of accounts receivable were due from the Medicare/Medicaid programs.

In arriving at net revenues, certain allowances and discounts are deducted relating to the Company's reimbursement agreement with the Ontario government in Canada and contractual allowances for certain payors in the United States. The laboratory industry in Ontario is subject to an agreement with the provincial government wherein each laboratory is allocated a fixed share of the overall industry reimbursement each year. Factors can arise to cause an individual laboratory to receive more than its pro rata share of reimbursement obligating it to repay the Ontario government for such excess. An estimate of the excess is withheld by the Ontario government from monthly payments made to the Company with any residual amounts payable being settled subsequent to year end. In the United States, payment arrangements for laboratory services performed for certain payors include prospectively determined rates for service, discounted charges, capitation and other arrangements.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The calculation of these allowances and discounts and the resultant reserve on the balance sheet requires estimates and assumptions based on a number of different factors including the Company's past experiences. Despite the use of the Company's best estimates, it is reasonably possible that these amounts could change based on experience and other factors. Allowances and discounts of $181.2 million, $138.1 million and $71.9 million for the years ended December 31, 2001, 2000 and 1999, respectively, have been deducted in arriving at net revenues. Included in accounts receivable as at December 31, 2001, 2000 and 1999, are allowances and discounts of $56.9 million, $50.2 million, and $26.6 million, respectively.

The laws and regulations governing these programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates could change by a material amount in the near term.

20. JOINT VENTURES AND PARTNERSHIPS

The Company conducts certain of its businesses through incorporated and unincorporated partnerships in which the Company has a 73% or less interest. Condensed combined statements of financial position, statements of operations and statements of cash flows based on the Company's proportionate interests in these partnerships are presented below. Certain costs recorded at the corporate level, have not been allocated to the operating results of the partnerships.



December 31,
- -----------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                           2001          2000          1999
- -----------------------------------------------------------------------------------------
Current assets                                 $       21,174 $      27,088 $      28,293
Other assets                                           99,082       116,229       106,916
- -----------------------------------------------------------------------------------------
                                                      120,256       143,317       135,209
- -----------------------------------------------------------------------------------------
Current liabilities                                    13,689        13,712        12,855
Long-term debt                                          2,384         2,883         2,939
- -----------------------------------------------------------------------------------------
                                                       16,073        16,595        15,794
- -----------------------------------------------------------------------------------------
Net investment in partnerships                 $      104,183 $     126,722 $     119,415
===========================================================================================


Years Ended December 31,
- -----------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                           2001          2000          1999
- -----------------------------------------------------------------------------------------
Revenues                                       $      164,429 $     149,412 $     137,633
General and operating expenses                        127,416       113,660       100,833
Depreciation                                            3,894         3,262         3,108
Amortization of licenses and goodwill                   2,469         2,210         2,265
- -----------------------------------------------------------------------------------------
Earnings before income taxes                   $       30,650 $      30,280 $      31,427
===========================================================================================

Cash provided by operating activities          $       30,962 $      35,689 $      33,678
- -----------------------------------------------------------------------------------------
Cash used in investing activities              $       (2,482)$     (14,788)$      (2,858)
- -----------------------------------------------------------------------------------------
Cash used in financing activities              $      (29,292)$     (23,944)$     (31,136)
- -----------------------------------------------------------------------------------------


DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. DIFFERENCES BETWEEN U.S. AND CANADIAN GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES

The effects on the Company's consolidated financial statements resulting from the differences between Canadian and U.S. generally accepted accounting principles ("GAAP") as described in 21(a) to 21(j) are presented in the consolidated financial information that follows:

CONSOLIDATED BALANCE SHEETS (A) - U.S. GAAP

December 31,
- ------------------------------------------------------------------------------
(in thousands of U.S. dollars)                            2001           2000
- ------------------------------------------------------------------------------
ASSETS
Current assets:
Cash and cash equivalents                     $         26,831 $       17,856
Accounts receivable                                     54,626         39,225
Prepaid expenses                                         2,294          1,844
Inventory                                                8,380          4,797
Deferred income taxes                                    5,059          5,956
- ------------------------------------------------------------------------------
Total current assets                                    97,190         69,678
- ------------------------------------------------------------------------------
Capital assets                                          41,641         30,899
Goodwill                                               103,521         76,989
Other assets                                            31,648         37,268
Equity investments                                     104,183        125,141
- ------------------------------------------------------------------------------
                                                       280,993        270,297
- ------------------------------------------------------------------------------
                                              $        378,183  $     339,975
================================================================================
LIABILITIES
Current liabilities:
Accounts payable                              $          9,133  $       4,323
Accrued liabilities                                     26,995         28,346
Current portion of deferred income taxes                12,799         10,961
Current portion of long-term debt                        1,872          5,524
- ------------------------------------------------------------------------------
Total current liabilities                               50,799         49,154
Long-term debt                                         205,532        199,716
Deferred income taxes                                   21,485         34,534
- ------------------------------------------------------------------------------
                                                       277,816        283,404
- ------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Capital stock                                          126,173        101,514
Deficit                                                (30,531)       (47,785)
- ------------------------------------------------------------------------------
                                                        95,642         53,729
Accumulated other comprehensive earnings                 4,725          2,842
- ------------------------------------------------------------------------------
                                                       100,367         56,571
- ------------------------------------------------------------------------------
                                              $        378,183 $      339,975
==============================================================================

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS (A) - U.S. GAAP


Years Ended December 31,
- ----------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars, except for share and per share                2001            2000           1999
amounts)
- ----------------------------------------------------------------------------------------------------------------
Revenues                                                            $      237,929 $      203,922 $      134,581
Earnings from equity investments                                            30,676         29,565         30,364
- ----------------------------------------------------------------------------------------------------------------
                                                                           268,605        233,487        164,945
- ----------------------------------------------------------------------------------------------------------------
General and operating expenses                                             223,662        192,811        128,793
Depreciation                                                                 8,179          8,095          5,225
Amortization of goodwill                                                     2,645          2,337          1,728
Severance, relocation and other charges                                         -           6,750              -
- ----------------------------------------------------------------------------------------------------------------
                                                                           234,486        209,993        135,746
- ----------------------------------------------------------------------------------------------------------------
Operating earnings                                                          34,119         23,494         29,199
Interest expense                                                            19,920         22,124         18,949
- ----------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                                14,199          1,370         10,250
- ----------------------------------------------------------------------------------------------------------------
Income taxes expense (benefit):
  Current                                                                    3,138          3,030          2,701
  Deferred                                                                  (6,193)          (866)         2,159
- ----------------------------------------------------------------------------------------------------------------
                                                                            (3,055)         2,164          4,860
- ----------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                                         17,254           (794)         5,390
Other comprehensive earnings, net of tax                                     1,883          1,516            327
- ----------------------------------------------------------------------------------------------------------------
Comprehensive earnings                                              $       19,137 $          722 $        5,717
===================================================================================================================

Earnings (Loss) Per Share
- ----------------------------------------------------------------------------------------------------------------
  Basic                                                             $         1.00  $      (0.06) $         0.45
===================================================================================================================
  Diluted                                                           $         0.96  $      (0.06) $         0.43
===================================================================================================================

Weighted average number of
  common shares outstanding-Basic                                      17,211,138      12,482,368     11,880,914
===================================================================================================================
Weighted average number of
  common shares outstanding-Diluted                                    17,885,180      13,143,971     12,464,105
===================================================================================================================


DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows(a) - U.S. GAAP


Years Ended December 31,
- -------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                                  2001           2000            1999
- -------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES
Net earnings (loss)                                                   $       17,254  $        (794) $        5,390
Adjustments to reconcile net earnings (loss) to
  net cash provided by (used in) operating activities:
      Depreciation                                                             8,179          8,095           5,225
      Amortization of goodwill                                                 2,645          2,337           1,728
      Deferred income taxes                                                   (6,193)          (866)          2,159
      Severance, relocation and other charges                                     -           3,021               -
      Equity earnings (net of distributions to
        partners)                                                             (2,021)         4,418          (6,150)
      Gain on sale of capital assets                                               -           (110)            (11)
      Stock compensation                                                         161            660               -
      Change in assets and liabilities, net of effects of
        acquisitions:
        Accounts receivable                                                   (1,385)        (3,037)        (18,129)
        Prepaid expenses                                                        (239)         2,700            (216)
        Inventory                                                             (2,119)           225          (1,198)
       Accounts payable and accrued liabilities                               (2,371)         3,324           4,756
- -------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                           13,911         19,973          (6,446)
- -------------------------------------------------------------------------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
Decrease (increase) in equity investments                                      3,450         (3,901)            135
Acquisition of businesses                                                    (14,486)       (37,681)        (20,005)
Purchase of capital assets                                                    (7,158)        (7,745)         (8,234)
Proceeds from sale of capital assets                                               -            132              38
Increase in other assets                                                      (4,175)        (7,670)         (6,420)
- -------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                        (22,369)       (56,865)        (34,486)
- -------------------------------------------------------------------------------------------------------------------

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Years Ended December 31,
- ---------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                               2001              2000              1999
- ---------------------------------------------------------------------------------------------------------------------
Cash flow from financing activities
Decrease in bank indebtedness                                                   -            (6,679)           (1,768)
Proceeds from long-term debt                                                  778             4,738            69,156
Repayment of long-term debt                                                (4,792)           (5,806)          (16,841)
Issue of capital stock - net proceeds                                      24,498            46,433                 -
- ---------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                  20,484            38,686            50,547
- ---------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------------------------------------
Foreign exchange translation adjustments                                   (3,051)            2,435             2,716
- ---------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash
  equivalents during the year                                               8,975             4,229            12,331
Cash and cash equivalents, beginning of year                               17,856            13,627             1,296
- ---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                              $      26,831     $      17,856    $       13,627
=======================================================================================================================
SUPPLEMENTAL DISCLOSURE REQUIRED UNDER U.S. GAAP:
Years Ended December 31,
- ---------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                               2001              2000              1999
- ---------------------------------------------------------------------------------------------------------------------
Rental expense                                                      $       6,273     $       5,044    $        3,172
=======================================================================================================================

The effects on the Company's consolidated earnings (loss) from operations resulting from the differences between Canadian and U.S. GAAP are as follows:

Years Ended December 31,
- ----------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                               2001              2000               1999
- ----------------------------------------------------------------------------------------------------------------------
Net earnings based on Canadian GAAP                                $       11,717    $        6,025     $        5,641
  Earnings from equity investments (c)                                       (234)             (250)              (250)
  Stock compensation (f)                                                     (161)             (660)                 -
  Change in reporting currency (g)                                              -                60                (17)
  Income taxes (i)                                                          5,932            (5,969)                16
- ----------------------------------------------------------------------------------------------------------------------
Net earnings (loss) based on U.S. GAAP                                     17,254              (794)             5,390
Adjustment to reconcile to comprehensive earnings:
Foreign currency translation adjustment                                     1,883             1,516                327
- ----------------------------------------------------------------------------------------------------------------------
Comprehensive earnings based on U.S. GAAP                          $       19,137    $          722      $       5,717
=========================================================================================================================

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's cumulative effect of these adjustments on the consolidated shareholders' equity of the Company is as follows


December 31,
- ------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars)                                                    2001          2000           1999
- ------------------------------------------------------------------------------------------------------------------
Shareholders' equity based on Canadian GAAP                             $       92,285 $      55,251 $        1,646
Amortization of licenses and goodwill (b)                                       (6,980)       (6,980)        (6,980)
Earnings from equity investments (c)                                            (2,832)       (2,592)        (2,342)
Write-down in equity investments (d)                                            (4,357)       (4,357)        (4,357)
Stock compensation (f)                                                            (821)         (660)             -
Start-up costs and capitalized interest (h)                                     (1,661)       (1,661)        (1,661)
Foreign currency translation                                                     2,582         1,357            267
Income taxes (i)                                                                22,151        16,213         22,182
- ------------------------------------------------------------------------------------------------------------------
Shareholders' equity based on U.S. GAAP                                 $      100,367 $      56,571  $       8,755
====================================================================================================================


The significant differences between Canadian GAAP and the principles prescribed by U.S. GAAP and U.S. securities regulations and the impact on the consolidated financial statements are described as follows:

(a) Equity method of accounting for joint ventures and partnerships

APB Opinion 18 and Statement of Position 78-9 generally require that investments in corporate and unincorporated joint ventures and partnerships are to be accounted for by the equity method. Under Canadian GAAP, investments in joint ventures and partnerships are accounted for by the proportionate consolidation method, as the use of the equity method is not permitted. The use of the proportionate consolidation method as compared to the equity method of accounting from a financial presentation perspective impacts almost all areas of the Company's consolidated balance sheets, statements of the operations and comprehensive earnings, and cash flow statements and as a result this financial information has been presented in its entirety. The proportionate consolidation and equity method of accounting do not impact the Company's consolidated shareholders' equity or net earnings (loss) for the years presented.

(b) Amortization of licenses and goodwill

Prior to December 31, 1990, the Company did not amortize certain components of licenses and goodwill on the basis that they were considered to have an indefinite life. Commencing January 1, 1991, the Company began amortizing the cost of licenses and goodwill on a straight-line basis primarily over 40 years to comply with the pronouncement of the Canadian Institute of Chartered Accountants requiring the amortization of intangible assets. Licenses in Ontario are required to perform specific tests and receive reimbursement for these tests. U.S. GAAP requires the cost of intangible assets to be amortized from the date of acquisition over a period not exceeding 40 years.

(c) Earnings from equity investments

Under the equity method of accounting, the Company's ownership interest in certain licenses and goodwill has been reclassified and appropriately accounted for in the equity investments account. The additional amortization of these licenses and goodwill has been reflected in the earnings from equity investments.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The differences in the book value and amortization of licenses and goodwill arose from the 1997 licenses and goodwill impairment charge, which under Canadian and U.S. GAAP totaled $79.4 million and $69.1 million, respectively. In addition, under U.S. GAAP, licenses and goodwill accounted for through the equity investments have been amortized since the date of acquisition, whereas under Canadian GAAP there was no amortization prior to 1991.

(d) Write-down in equity investments

The write-down in equity investments for U.S. GAAP purposes arises as the write-down in certain of the Company's licenses and goodwill are accounted for through the equity investments account, whereas for Canadian GAAP purposes they have been proportionately consolidated.

U.S. to Canadian GAAP differences in the write-down of equity investments of $4.4 million arose due to the following: (i) under U.S. GAAP, licenses and goodwill accounted for through the equity investments account have been amortized since the date of acquisition, whereas under Canadian GAAP there was no amortization prior to 1990; and (ii) different methods were used in the calculation of the cash flows to determine the fair value of the licenses and goodwill held through equity investments. The calculation of the licenses and goodwill impairment under U.S. GAAP does not include an allocation of interest expense but is based upon a discounted cash flow. Under Canadian GAAP, the cash flow is undiscounted and includes an allocation of interest.

(e) Business Acquisitions (unaudited)

For U.S. GAAP purposes, "APB Opinion 16 - Business Combinations" requires supplemental pro forma information on business acquisitions made during the years ended December 31, 2001 and 2000 to be disclosed as part of the notes to the acquiror's consolidated financial statements. The pro forma information shown below includes revenues and net earnings prepared both on a U.S. and Canadian GAAP basis.

The unaudited pro forma results of operations of the Company for the years ended December 31, 2001 and 2000 assuming that the Company's acquisitions made during 2001, had been consummated as of January 1, 2000 is as follows:

CANADIAN GAAP
Years Ended December 31,
- ---------------------------------------------------------------------------
(in thousands of U.S. dollars)                    2001               2000
- ---------------------------------------------------------------------------
Revenues                                $      424,429    $       394,839
- ---------------------------------------------------------------------------
Net earnings                            $        7,689    $         5,952
- ---------------------------------------------------------------------------

U.S. GAAP
Years Ended December 31,
- ---------------------------------------------------------------------------
(in thousands of U.S. dollars)                    2001               2000
- ---------------------------------------------------------------------------
Revenues                                $      314,209    $       297,122
- ---------------------------------------------------------------------------
Net earnings                            $       13,226    $          (867)
- ---------------------------------------------------------------------------

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Results of operations of the Company's acquisitions for 2001 and 2000 have been included in the statement of operations and comprehensive earnings from the respective dates of acquisition.

(f) Stock compensation

At December 31, 2001, the Company had two stock option plans, which are described below and in Note 9. For U.S. GAAP requirements, the Company applies APB Opinion 25 and related Interpretations, Accounting for Stock Issued to Employees, in accounting for its plans and follows the disclosure requirements as set out by Statement of Financial Accounting Standards - No. 123, Accounting for Stock-Based Compensation (FASB 123). For the year ended December 31, 2001, under APB Opinion 25, the compensation cost charged to earnings was $0.2 million (2000 - $0.7 million, 1999 - $Nil).

If the compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the dates the awards were granted under those plans consistent with the method of FASB 123, the pro forma net earnings (loss) under U.S. GAAP would have been as follows:


Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------
(in thousands of U.S. dollars, except per share amounts)                               2001        2000        1999
- ------------------------------------------------------------------------------------------------------------------
Pro forma net earnings (loss)                                                 $      15,815 $     (461)  $    5,054
- ------------------------------------------------------------------------------------------------------------------
Pro forma earnings (loss) per share                                           $        0.92 $    (0.04)  $     0.43
- ------------------------------------------------------------------------------------------------------------------

Beginning on November 22, 2000, which is the date the Company completed an initial public offering of its common shares, the fair value of each option grant of common shares for all options is estimated using an option-pricing model for public companies with the following assumptions for the period November 17, 2000 (initial market trade date) to December 31, 2000; dividend yield of Nil%, risk-free interest rate range of 4.73% to 5.93% and expected life of five years. Using the same stock option pricing model, the following assumptions were used by the Company for the year ended December 31, 2001: dividend yield of Nil%, risk-free interest rate range of 1.73% to 5.02% and expected life of five years and volatility factor of 0.90. Prior to the Company's initial public offering of its common shares the fair value of each option grant of common shares for all options was estimated on the date of the option grant using an option-pricing model for non-public companies with the following assumptions: dividend yield of Nil%, risk-free interest rate range of 4.76% to 5.07% and expected life of five years.

(g) Foreign Currency Translation

Effective July 1, 2000, the Company adopted the U.S. dollar as its reporting currency. Prior to this change the Canadian dollar had been used as the Company's reporting currency. Under Canadian GAAP, the Company's financial statements for all periods presented through June 30, 2000, have been translated from Canadian dollars to U.S. dollars using the exchange rate in effect at July 1, 2000. Under U.S GAAP, the financial statements for periods prior to the change in reporting currency must be translated to U.S. dollars using the current rate method, which uses year end or annual average exchange rates as appropriate.

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(h) Start-up Costs and Capitalized Interest

The Company's policy has been to capitalize certain carrying costs, including interest, on real estate properties under development until the property became operational, which was deemed to be the earlier of when break-even cash flow was achieved and a reasonable time period after substantial completion, not to exceed 30 months. U.S. GAAP requires that interest costs incurred on real estate properties be capitalized, but only during the year in which the asset is being readied for its intended use. The Company's real estate retirement properties were disposed in 1995.

(i) Income taxes

Effective January 1, 2000, the Company adopted CICA - 3465, which is substantially similar with the Statement of Financial Accounting Standards - No. 109, Accounting for Income Taxes in the United States. CICA - 3465 and FASB 109 require the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, deferred tax assets and liabilities are recognized based on the temporary differences between the accounting and tax bases of assets and liabilities. Changes in income tax rates under CICA - 3465 are recorded when the tax rates have been substantially enacted. Under U.S. GAAP, changes in income tax rates are recorded when the change in income tax rates have been legislated. As of December 31, 2001, all of the tax rate reductions previously announced by the federal and provincial governments have been legislated.

(j) Accounting Pronouncements

(i) Financial Instruments

Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FASB 133), requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. FASB 133 is effective for the Company on January 1, 2001. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company's cross currency and interest rate swap derivative instruments are designated as fair value hedges. The fair value of the Company's cross currency and interest rate swap derivative instruments under U.S. GAAP has resulted in an increase in the Company's hedge asset and a corresponding increase in its $195 million senior notes of $6.1 million (2000 - $0.3 million).

Under U.S. GAAP, for derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the year of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk),

DYNACARE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same year or years during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the year of change. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the year of change. Canadian GAAP does not provide for other comprehensive income.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 - Business Combinations (FASB 141), and No. 142 - Goodwill and Other Intangible Assets (FASB 142), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have an indefinite life will no longer be amortized but will be subject to annual impairment tests in accordance with FASB 141 and FASB 142. Other intangible assets will continue to be amortized over their useful life. FASB 141 and FASB 142 are consistent with the new accounting pronouncements introduced under Canadian generally accepted accounting principles.

It is estimated that the Company's net earnings for the year ended December 31, 2001 would have increased by approximately $4.0 million, or $0.22 per diluted share, if goodwill and intangible assets deemed to have an indefinite life were not amortized during the year ended December 31, 2001.

The Company will perform the required impairment tests of goodwill and intangible assets with an indefinite life effective as of January 1, 2002, and has not yet determined what the impact that the results of the review may have on its net earnings and financial position.

(ii) Impairment or Disposal of Long-Lived Assets

In August 2001, the Financial Accounting Standards Board issued Standard No. 144
- - Accounting for the Impairment or Disposal of Long-Lived Assets (FASB 144) effective for fiscal years beginning after December 15, 2001. FASB 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes FASB 121-Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. FASB 144 retains the fundamental provisions of FASB 121 for
(a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. The Company has not yet determined what the effect of FASB 144 will be on its net earnings and financial position.

(iii) Stock Compensation

The Canadian Institute of Chartered Accountants has recently released CICA - 3870 - Stock-Based Compensation and Other Stock-Based Payments. This standard is effective for the fiscal year beginning January 1, 2002 and is similar to U.S. accounting requirements, APB Opinion 25 and FASB 123. Following the adoption by the Company of CICA 3870, the Company does not expect any U.S. to Canadian GAAP differences related to stock compensation.

22. COMPARATIVE FIGURES.

For the years ended December 31, 2001, 2000 and 1999, certain taxes of $1.6 million, $1.3 million and $1.2 million have been reclassified from general and operating expenses and reflected as part of income tax expense as these taxes are based on earnings.